Exhibit 99.1

April 1, 2010

VIA FACSIMILE TO 011 852 5101 0096

Mr. Tsuin-Hsi (Charles) Wang
President, Excel Era Limited
Office A, 12/F., Wing Cheong Commercial Building
No. 19-25 Jervois Street, Central, Hong Kong

Re:	Notice of Termination
Stock Purchase Agreement between China Tel Group, Inc. and
Excel Era Limited, effective as of March 19, 2010, as amended

Dear Mr. Wang:

Pursuant to that certain Stock Purchase Agreement between China Tel Group, Inc. (“ChinaTel”) and Excel Era Limited (“Excel”) effective as of February 9, 2010, as amended by that certain First Amendment to Stock Purchase Agreement effective as of February 15, 2010 and that certain Second Amendment to Stock Purchase Agreement effective as of March 5, 2010 (collectively, “SPA”), Excel was obligated to pay ChinaTel $239 million on or before March 31, 2010.  By letter dated March 27, 2010, Excel informed ChinaTel that it is unable to make the required payment and requested an extension of the deadline to do so.  Because Excel is unable to provide a specific date by which it will make the payment, ChinaTel must decline the requested extension.  ChinaTel hereby declares the SPA terminated.  ChinaTel reserves all rights and remedies against Excel under the SPA and in connection with all representations by Excel associated therewith.

Excel recently surrendered to ChinaTel’s stock transfer agent its stock certificate from ChinaTel representing 159,599,803 shares of ChinaTel’s Series A common stock for re-issuance of a new certificate representing 106,399,869 shares pursuant to Section 1.1 of the Second Amendment to Stock Purchase Agreement.  The transfer agent has not yet processed the replacement certificate.  Based upon Excels failure to timely perform under the SPA and this letter’s termination of the SPA, the replacement certificate will not be processed and the stock certificate for 159,599,803 shares will be cancelled.  Accordingly, Section 6.7 of the SPA requiring Excel to return to ChinaTel 159,599,803 upon failure to pay the $239 million installment due March 31, 2010 has been satisfied.

O. 858.259.6614   F. 858.259.6613 | 12520 High Bluff Drive, Suite 145  San Diego, CA  92130  USA

WWW.CHINATELGROUP.COM

Letter to Mr. Tsuin-Hsi (Charles) Wang
April 1, 2010
Page Two

ChinaTel is exercising its right to retain the $1 million installment Excel paid on February 9, 2010.

Very truly yours,

Date: April 1, 2010	/s/ Kenneth L. Waggoner
Kenneth L. Waggoner
Vice President and General Counsel

cc:	ChinaTel Board of Directors
Isaac Organization Inc.
Mr. Dale Andersen

O. 858.259.6614   F. 858.259.6613 | 12520 High Bluff Drive, Suite 145  San Diego, CA  92130  USA

WWW.CHINATELGROUP.COM